Exhibit 99.1

Company Contact — Jim Dorsey
BioClinica, Inc.
267-757-3040

Investor Contact — Michael Porter
Financial Media — Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

Trade Media — Beth Nestlerode
Diccicco Battista Communications
484-342-3600

FOR IMMEDIATE RELEASE
BIOCLINICA ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS
— Conference Call Today at 11:00 A.M. EDT --
NEWTOWN, PA, May 4, 2011 — BioClinica®, Inc. (NASDAQ: BIOC), a leading global provider of clinical trial management solutions, today announced its financial results for the first quarter ended March 31, 2011.
Financial highlights for the quarter ended March 31, 2011 include:
•	Service revenues were $16.1 million as compared with $14.7 million for the same period 2010.

•	GAAP income from operations was $567,000, including a restructuring charge of $679,000, as compared with $1.2 million for the same period 2010.

•	GAAP net income was $351,000, or $0.02 per fully diluted share, including a restructuring charge of $426,000 or $0.03 per share, as compared with $711,000, or $0.05 per fully diluted share, for the same period 2010.

•	Non-GAAP income from operations was $1.8 million as compared with $1.7 million for the same period 2010.

•	Non-GAAP net income was $1.2 million, or $0.07 per fully diluted share, as compared to $1.1 million, or $0.07 per fully diluted share, for the same period 2010.

•	Backlog was $111.3 million as compared with $99.7 million for the same period 2010.
Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “Our results for the quarter reflect our successful acquisition and organic growth strategies. Over the past three years we have transformed BioClinica into an integrated provider of a full suite of technology-enhanced clinical trial solutions including Medical Imaging Solutions, EDC, IVR/IWR and CTMS. This quarter represents our 5th consecutive quarter of year-over-year growth in service revenue, reflecting the traction we have made in the industry as clients look to us to provide a broad array of services.”
Highlights of our quarter include:
•	We signed seven new agreements for Trident IWR, our recently launched solution that enables clinical operations personnel to intuitively set up, monitor and maintain randomization supplies for clinical trials in a fraction of the time previously required. Trident’s ability to efficiently build and deploy complex trials without the need for programming, has been instrumental in our building of market share.
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•	Millennium: The Takeda Oncology Company, signed an agreement for our new Enterprise Demand Aggregator (“EDA”) product. With this agreement, Millennium Pharmaceuticals becomes the first licensed customer of EDA, which greatly extends BioClinica Optimizer capabilities.

•	We experienced continuing interest in our clinical trial management system (“CTMS”) which leverages the power and ease of use of Microsoft SharePoint, and helps sponsors and CROs efficiently access, share and analyze operational clinical trial data in real-time.

•	We established a strategic partnership with Symbiance, a specialty contract research organization, who joins our expanding Certified Partner Program.

•	The implementation of our BioPACS™ imaging management system and release of our integrated BioREAD™ image review software continues to provide efficiencies to our entire organization. We have begun to realign our global resources to eliminate certain duplicate functions and reduce operating expenses. During the quarter we recorded a $679,000 or $0.03 per share charge, primarily comprised of severance and facility restructuring costs. The remaining $900,000 charge will be taken during the second and third quarters of 2011. The restructuring is expected to result in $1.2 million, or $0.05 per share, in annual operating expense savings.

•	During the first quarter, we repurchased 37,613 shares of BioClinica stock at an average price of $5.02 per share, as part of our stock repurchase program. At the end of the first quarter, there was $1,795,000 of funds remaining that may yet be used to repurchase shares under the plan that originally authorized purchases up to $2 million.

•	We ended the quarter with a strong balance sheet, including $10.2 million in cash and cash equivalents, positioning us well for future growth.
“We currently work with more than 200 pharmaceutical and medical device companies and CROs. These companies range in size from the largest to virtual and the projects transcend all phases of the clinical trial process. BioClinica is well-positioned to continue to win new clients and to expand our relationships with our current clients based on our comprehensive product portfolio, which includes medical image management, full service EDC including Data Management, IVR and CTMS.” Mr. Weinstein added, “Our go-to-market strategy continues to be to provide our clients with a blend of services and technology that results in best-in-class clinical research solutions. We have made the investments necessary and will drive increased shareholder value by leveraging our global operational capabilities and sales and marketing organization as we provide these solutions.”
Mr. Weinstein concluded, “Our $111.3 million backlog, an 11.6 percent increase from last year, is indicative of customer acceptance and our ability to convert our proposal pipeline into signed agreements. With this strong backlog, and our expectations to continue to strengthen our suite of services and expand our customer relationships, we remain on track to achieve our previously issued guidance. We are reiterating our expectations for full-year 2011 service revenue to be in the range of $66 to $70 million, our full-year GAAP EPS, including a restructuring charge of $0.06 per share, to be in the range of $0.16 to $0.21 per diluted share, and our full-year non-GAAP EPS to be in the range of $0.30 to $0.35 per diluted share.”
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Conference Call Information
Management of BioClinica, Inc. will host a conference call today at 11:00 a.m. EDT. Those who wish to participate in the conference call may telephone 877-869-3847 from the U.S.; international callers may telephone 201-689-8261, approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioclinica.com. A digital replay will be available by telephone approximately two hours after the call’s completion for two weeks, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, Acct# 360; Replay ID# 371242. The replay will also be on the website under “Investor Relations” at www.bioclinica.com for two weeks.
Non-GAAP Financial Information
BioClinica is providing information on 2011 and 2010 non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share that exclude certain items, as well as the related income tax effects, because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. The non-GAAP information excludes, certain of which are recurring in nature, the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs. We believe the non-GAAP information provides supplemental information useful to investors in comparing our results of operations on a consistent basis from period to period. Management uses these non-GAAP measures in assessing our core operating performance and evaluating our ongoing business operations. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. Therefore, the information may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are included below in this press release.
About BioClinica, Inc.
BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management solutions. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, clinical trial management and clinical supply chain design and optimization solutions. BioClinica solutions maximize efficiency and manageability throughout all phases of the clinical trial process. With over 20 years of experience and more than 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
- FINANCIAL TABLES TO FOLLOW —

BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	03/31/11	03/31/10
Service revenues	16,144	14,746
Reimbursement revenues	3,521	3,358

Total revenues	$19,665	$18,104

Costs and expenses:
Cost of service revenues	10,557	8,951
Cost of reimbursement revenues	3,521	3,358
Sales & marketing expenses	1,860	2,210
General & admin. expenses	2,222	2,072
Amortization of intangible assets related to acquisitions	156	141
Mergers & acquisition related costs	103	205
Restructuring costs	679	—

Total cost and expenses	19,098	16,937

Income from operations	567	1,167
Interest income (expense) — net	(7)	3

Income before income tax	560	1,170
Income tax provision	209	459

Net income	351	711

Basic earnings per share	$0.02	$0.05

Weighted average number of shares — basic	15,652	14,545
Diluted earnings per share	$0.02	$0.05

Weighted average number of shares — diluted	16,417	15,382
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BIOCLINICA, INC. AND SUBSIDIARIES
GAAP to non-GAAP Reconciliation (1)
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	03/31/11	03/31/10
GAAP income from operations	567	1,167
Stock-based compensation*	341	235
Amortization of intangible assets related to acquisitions	156	141
Merger & acquisition related costs	103	205
Restructuring charges	679	—

Non-GAAP income from operations	1,846	1,748

GAAP net income	351	711
Stock-based compensation, net of taxes	214	143
Amortization of intangible assets related to acquisitions, net of taxes	98	86
M&A related cost, net of taxes	65	125
Restructuring charges, net of taxes	426	—

Non-GAAP net income (2)	1,154	1,065

GAAP diluted earnings per share	$0.02	$0.05

Non-GAAP diluted earnings per share	$0.07	$0.07

*Stock based compensation included in total costs and expenses is as follows:
Cost of service revenues	245	160
Sales and marketing expenses	44	40
General and admin. expenses	52	35

Total stock-based compensation	341	235

(1)	This table presents a reconciliation of GAAP to non-GAAP income from operations, net income and diluted earnings per share for the three months ended March 31, 2011 and 2010. The non-GAAP information excludes the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs.

(2)	The effective tax rate used for fiscal 2011 is 37.3%
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BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)
ASSETS

	March 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$10,203	$10,443
Accounts receivable, net	12,644	11,866
Prepaid expenses and other current assets	2,622	2,501
Deferred income taxes	3,729	3,625

Total current assets	29,198	28,435
Property & equipment, net	14,564	14,029
Intangibles, net	2,275	2,430
Goodwill	34,302	34,302
Deferred income taxes	119	128
Other assets	727	705

Total assets	$81,185	$80,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,553	$1,983
Accrued expenses and other current liabilities	3,203	4,283
Deferred revenue	13,174	13,395
Current maturities of capital lease obligations	180	168

Total current liabilities	20,110	19,829
Long-term capital lease obligations	657	710
Long-term liability for acquisition earn-out	1,943	1,886
Deferred income taxes	1,990	1,845
Other liability	1,002	880

Total liabilities	25,702	25,150

Stockholders’ equity:
Common stock	4	4
Treasury stock	(204)	(16)
Additional paid-in capital	48,450	48,074
Retained earnings	7,143	6,792
Accumulated other comprehensive income	90	25

Total stockholders’ equity	55,483	54,879

Total liabilities & stockholders’ equity	$81,185	$80,029

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BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Three Months Ended
	03/31/11	03/31/10
Cash flows from operating activities:
Net income	351	711
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,030	728
Stock based compensation expense	341	235
Provision for deferred income taxes	41	163
Bad debt (recovery) expense	—	(9)
Accretion of acquisition earn-out	57	94
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(778)	1,246
Increase in prepaid expenses and other current assets	(111)	(168)
(Increase) decrease in other assets	(22)	11
Increase (decrease) in accounts payable	1,435	(153)
Decrease in accrued expenses and other current liabilities	(1,077)	(624)
Decrease in deferred revenue	(221)	(1,218)
Increase in other liabilities	122	122

Net cash provided by operating activities	$1,168	$1,138

Cash flows from investing activities:
Purchases of property and equipment	(303)	(867)
Capitalized software development costs	(977)	(1,388)

Net cash used in investing activities	$(1,280)	$(2,255)

Cash flows from financing activities:
Payments under equipment lease obligations	(40)	—
Purchase of treasury stock	(188)	—
Proceeds from exercise of stock options	35	38
Excess tax benefit related to stock options	—	27

Net cash provided by (used in) financing activities	$(193)	$65

Effect of exchange rate changes on cash	65	(49)

Net decrease in cash and cash equivalents	(240)	(1,101)
Cash and cash equivalents at beginning of period	10,443	14,570

Cash and cash equivalents at end of period	$10,203	$13,469

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